Exhibit 3.1

TUSCAN HOLDINGS CORP. II RECEIVES NASDAQ NOTIFICATION OF

NON-COMPLIANCE WITH LISTING RULES

NEW YORK, NEW YORK, June 07, 2022 (GLOBE NEWSWIRE) -- Tuscan Holdings Corp. II (NASDAQ: THCA) (“Tuscan” or the “Company”), a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, announced that on June 1, 2022, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“NASDAQ”) advising the Company that the Company did not comply with NASDAQ’s Listing Rule 5250(c)(1) for continued listing because NASDAQ had not received the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “Form 10-Q”).

NASDAQ informed the Company that it has until August 1, 2022 to submit a plan to regain compliance with respect to this delinquent report. If NASDAQ approves the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-Q (or until November 21, 2022) to regain compliance.

The Company is working diligently to complete the Form 10-Q. If the Company is unable to file the Form 10-Q by August 1, 2022, it intends to file a plan to regain compliance with NASDAQ. This notification has no immediate effect on the listing of the Company’s securities on NASDAQ. There can be no assurance, however, that the Company will be able to file Form 10-Q by August 1, 2022, regain compliance with the listing requirements discussed above or otherwise satisfy the other NASDAQ listing criteria.

About Tuscan Holdings Corp. II

Tuscan Holdings Corp. II is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward Looking Statements

This press release includes certain “forward-looking” statements, as that term is defined under the federal securities laws. Forward-looking statements include, among others, statements about the Company’s plans to restate its consolidated financial statements and amend prior SEC filings, the timing of such restatement, and the restatement’s effect on the Company’s prior consolidated financial statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on the Company’s current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement. Please refer to the risk factors contained in the Company’s SEC filings for additional information. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

Company Contact:

Stephen Vogel

Chief Executive Officer

Tuscan Holdings Corp. II

135 E. 57th Street, 17th Floor

New York, NY 10022

(646) 948-7100